UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2024

 (Exact name of the registrant as specified in its charter)

Delaware		001-36636	05-0412693
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(I.R.S. Employer Identification Number)

One Citizens Plaza
Providence,	RI		02903
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (203) 900-6715

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	CFG	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 6.350% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D	CFG PrD	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 5.000% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series E	CFG PrE	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 7.375% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series H	CFG PrH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors (“Board”) of Citizens Financial Group, Inc. (the “Company”) has a comprehensive executive succession planning process. As part of this process, discussions with the Board and the Compensation and Human Resources Committee of the Board (the “CHRC”) regarding CEO and executive succession occur several times a year to ensure we have plans in place that could be activated under any applicable circumstance and timeframe.

On June 13, 2024, the Board named Don McCree, Vice Chair and Head of Commercial Banking, as Senior Vice Chair. The Board has elevated Mr. McCree to recognize his strong performance and leadership since 2015 in growing our Commercial Bank, and in recognition of the importance of maintaining executive continuity.

In addition, the Board has deemed it critical for the Company to retain key executives who have been identified as potential medium-term CEO succession candidates. Given the strength of our leadership team and the success in transforming our business our executives are highly attractive in the market. Therefore, we have taken steps to ensure continuity. Following consultation with the CHRC’s independent compensation consultant, Compensation Advisory Partners, the CHRC and the full Board have approved the grant of leadership succession awards to key executives to ensure they remain in place over the next several years.

As of June 13, 2024, leadership succession awards were approved by the CHRC and full Board for Brendan Coughlin, Vice Chair and Head of Consumer Banking, and John Woods, Vice Chair and Chief Financial Officer. Mr. Coughlin has been granted performance stock units (“PSUs”) with a grant date value of $6 million, restricted stock units (“RSUs”) with a grant date value of $4 million, and a restricted cash award of $2 million. Mr. Woods has been granted PSUs with a grant date value of $3.5 million, RSUs with a grant date value of $2.5 million, and a restricted cash award of $1 million. The PSUs and RSUs were granted effective as of the date of approval, and the restricted cash will be paid on June 21, 2024. In determining the overall quantum of awards for Messrs. Coughlin and Woods, it was important to the CHRC and the Board that the value was market competitive and recognized the attractiveness of both candidates for a CEO role. An additional objective in determining the quantum of the awards was working towards both executives having comparable levels of equity ownership. In conjunction with their awards, each of Mr. Coughlin and Mr. Woods have agreed to an increase in their stock ownership requirement from three to six times their base salaries, consistent with the CEO’s ownership requirement.

In determining award structure, it was important to the CHRC and the Board that the majority of the awards be granted in the form of equity-based awards and that half of the aggregate award value be granted in performance-based awards. PSUs and RSUs will become vested on the third anniversary of the grant date. For PSUs, the ultimate payout level will be determined based on the Company’s Underlying* average ROTCE and Underlying* cumulative Diluted EPS performance relative to pre-established targets during the period of 2024-2026, and subject to a 20% relative Total Shareholder Return modifier. Threshold performance needed to receive a payout is ROTCE of 4.35% and Diluted EPS of $4.60. Maximum payout is earned with an annual average ROTCE of 13.38% (tied to 2026 Underlying* ROTCE of 18%, which is at the upper end of the Company’s 16-18% medium term guidance) and cumulative Diluted EPS of $15.79 (tied to 2026 Diluted EPS of $7.26). ROTCE performance targets are adjusted for Other Comprehensive Income* impacts. The maximum payout level for these awards is 150% of target.

The CHRC and the Board also decided it was necessary to grant a portion of the awards in restricted cash to ensure the awards are competitive with the mix of pay being offered in the market and provide some liquidity to Messrs. Coughlin and Woods in light of their increased stock ownership requirements. The restricted cash award must be repaid in full to the Company if the executive resigns or is terminated with cause by the Company within three years of the grant date.

* "Underlying" results and adjustments for Other Comprehensive Income are non-GAAP financial measures. See Appendix A of our Proxy Statement filed with the U.S. Securities and Exchange Commission on March 11, 2024 for more information on our use of non-GAAP financial measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Robin S. Elkowitz
Robin S. Elkowitz
Executive Vice President, Deputy General Counsel and Secretary
Date:  June 14, 2024